As filed with the Securities and Exchange Commission on October 12, 2021
Registration No. 333-259750

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
HENNESSY ADVISORS, INC.
(Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	6282 (Primary Standard Industrial Classification Code Number)	68-0176227 (I.R.S. Employer Identification Number)
7250 Redwood Blvd., Suite 200
Novato, California 94945
(415) 899-1555
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Teresa M. Nilsen
President
Hennessy Advisors, Inc.
7250 Redwood Blvd., Suite 200
Novato, California 94945
(415) 899-1555
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Peter D. Fetzer Jason M. Hille Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400	William J. Tuttle Erin M. Lett Proskauer Rose LLP 1001 Pennsylvania Ave NW Suite 600 South Washington, DC 20004 (202) 416-6800
As soon as practicable after this Registration Statement becomes effective. (Approximate date of commencement of proposed sale to the public)
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
% Senior Notes due 2026	$40,250,000	$4,391.28

(1)
Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Includes up to $5,250,000 in aggregate principal amount of additional Notes which may be issued upon the exercise of a 30-day option granted to the underwriters.

(3)
This fee was previously paid in connection with the initial filing of the registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
We are filing this pre-effective Amendment No. 1 to our registration statement on Form S-1, initially filed on September 23, 2021 (File No. 333- 259750) (the “Registration Statement”) to reflect the anticipated offering amount certain terms of the Senior Notes and to file Exhibits 1.1, 4.1, 4.2, 4.3, 5.1, 23.1, 23.2 and 25.1, with respect to such Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where this offer or sale is not permitted.
PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION, DATED OCTOBER 12, 2021
$35,000,000
HENNESSY ADVISORS, INC.
PROSPECTUS
      % Notes due 2026
We are a publicly traded investment management firm whose primary business activity is managing, servicing, and marketing a diverse family of open-end mutual funds branded as the Hennessy Funds to nearly 165,000 mutual fund accounts and 13,500 financial advisors nationwide. Our business strategy centers on (i) organic growth through our marketing, sales, and distribution efforts and (ii) growth through strategic purchases of other mutual funds and investment funds. We are committed to providing superior service to investors and employing a consistent and disciplined approach to investing based on a buy and hold philosophy that rejects the idea of market timing. Our goal is to provide products that investors can have confidence in, knowing their money is invested as promised and with their best interests in mind. Our firm was founded on these principles over 30 years ago, and the same principles guide us today.
We are offering $35,000,000 in aggregate principal amount of    % notes due 2026 (the “Notes”). The Notes will mature on December 31, 2026. We will pay interest on the Notes on March 31, June 30, September 30 and December 31 of each year, beginning on December 31, 2021. We may redeem the Notes in whole or in part at any time or from time to time on or after December 31, 2023 at our option, at the redemption price equal to 100% of the aggregate principal amount, plus any accrued and unpaid interest, as discussed under the section titled “Description of the Notes – Optional Redemption” in this prospectus. Holders of the Notes will not have the option to have the Notes repaid prior to the stated maturity date. The Notes will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof.
The Notes will be our direct unsecured obligations and rank pari passu, or equal, with any outstanding unsecured unsubordinated indebtedness and senior to any of our future indebtedness that expressly provides it is subordinated to the Notes. The Notes will be effectively subordinated to any future secured indebtedness that we may incur, which means that the Notes would be junior in right of payment to any such secured indebtedness.
We intend to list the Notes on The Nasdaq Global Market (“Nasdaq”), and we expect trading to commence on Nasdaq within 30 days of the original issue date under the trading symbol “HNNAZ.” The Notes are expected to trade “flat,” which means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the Notes that is not included in the trading price. Currently, there is no public market for the Notes.
An investment in the Notes is subject to risks, including a heightened risk of total loss of investment. The Notes may be illiquid and difficult to value and typically do not require repayment of principal before maturity, which potentially heightens the risk that you may lose all or part of your investment.
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus to read about factors you should consider, including the risk of leverage, before investing in the Notes.
This prospectus sets forth important information you should know before investing in the Notes. Please read it and the documents we refer you to carefully in their entirety before you invest and keep it for future reference. We file annual, quarterly, and current reports, proxy statements, and other information about us with the Securities and Exchange Commission (the “SEC”). We maintain a website at www.hennessyadvisors.com, and we make all of our annual, quarterly, and current reports, proxy statements, and other publicly filed information, as well as all information incorporated by reference in this prospectus, available on or through our website free of charge. Information on our website is not incorporated or a part of this prospectus. You may also obtain free copies of our annual and quarterly reports and make shareholder inquiries by contacting us at Hennessy Advisors, Inc., 7250 Redwood Boulevard, Suite 200, Novato, California 94945 or by calling us at (415) 899-1555. Additionally, the SEC maintains a website at www.sec.gov where such information is available without charge.
Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Public Offering Price	$	$
Underwriting Discount and Commissions (sales load)	$	$
Proceeds to us, before expenses(1)	$	$

(1)
Before deducting expenses payable by us related to this offering, estimated at $      , or approximately $      per note. See “Underwriting” on page 36 for additional information regarding underwriting compensation. The underwriters may also purchase up to an additional $      aggregate principal amount of the Notes offered hereby to cover over-allotments, if any, within 30 days of the date of this prospectus. If the underwriters exercise this option in full, the total public offering price would be $      , the total underwriting discount and commissions (sales load) paid by us would be $      , and total proceeds to us, before expenses, would be $      .

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.
Delivery of the Notes in book-entry form only through The Depository Trust Company will be made on or about October  , 2021.
Oppenheimer & Co.	Janney Montgomery Scott
The date of this prospectus is October   , 2021.

i

ABOUT THIS PROSPECTUS
You should read this prospectus carefully before you invest in the Notes. This prospectus and the exhibits to the registration statement to which this prospectus relates contain the terms of the Notes we are offering. It is important for you to read and consider all of the information contained in this prospectus before making your investment decision. See the section titled “Where You Can Find More Information” in this prospectus.
You should rely only on the information contained in, or incorporated by reference in, this prospectus. We and the underwriters have not authorized any other person to provide you with additional information, or with information different from that contained in this prospectus. We and the underwriters take no responsibility for, and provide no assurance as to the reliability of, any information that others may give to you. We and the underwriters are not making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the securities to which it relates. You should assume that the information appearing in this prospectus is accurate only as of the date on its front cover. Our business, financial condition, results of operations, and prospects may have changed since such date. To the extent required by law, we will amend or supplement the information contained in this prospectus. We encourage you to consult your own counsel, accountant, and other advisors for legal, tax, business, financial, and related advice regarding an investment in our securities.
Unless we otherwise indicate or the context otherwise requires, references in this prospectus to “Hennessy Advisors,” “we,” “us,” “our,” and “the Company” refer to Hennessy Advisors, Inc.

ii

PROSPECTUS SUMMARY
This summary highlights some of the information contained in this prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risk Factors” in this prospectus and the other information included in this prospectus and the documents to which we have referred.
Unless otherwise noted, the information contained in this prospectus assumes that the underwriters’ over-allotment option is not exercised.
The Company
Founded in 1989 as a California corporation, we are a publicly traded investment management firm whose primary business activity is managing, servicing, and marketing a diverse family of 16 open-end mutual funds branded as the “Hennessy Funds”. We have entered into sub-advisory arrangements with respect to six of the funds, pursuant to which we delegate the day-to-day portfolio management responsibilities of such funds to sub-advisors, subject to our oversight1. Our secondary business activity is providing shareholder services to shareholders of the Hennessy Funds. Our business strategy centers on (i) organic growth through our marketing, sales, and distribution efforts and (ii) growth through strategic purchases of management-related assets.
We provide service to nearly 165,000 mutual fund accounts nationwide, including both accounts held by shareholders who employ financial advisors to assist them with investing and by retail shareholders who invest directly with us. We serve approximately 13,500 financial advisors who utilize the Hennessy Funds on behalf of their clients, including 800 advisors who purchased one of our funds for the first time during the year ended September 30, 2020. On behalf of their clients, approximately 17% of such advisors own two or more Hennessy Funds, and nearly 550 advisors hold cumulative positions of over $500,000, demonstrating strong brand loyalty.
We derive our operating revenues from investment advisory fees and shareholder service fees paid to us by the Hennessy Funds. The fees we receive for investment advisory and shareholder services are calculated as a percentage of the average daily net asset values of the Hennessy Funds. Accordingly, our total revenue increases or decreases as our average assets under management, or AUM, rises or falls. The percentage amount of the investment advisory fees varies from fund to fund, but the percentage amount of the shareholder service fees is consistent across all funds.
Our average AUM for the nine months ended June 30, 2021 was $4.0 billion, and our total AUM as of June 30, 2021 was $4.1 billion. Although our total AUM has fluctuated up and down throughout our history, it was 851% higher as of September 30, 2020 than our total AUM of $375 million as of September 30, 2002, which was our first fiscal year end as a public company.

1
We oversee the selection and continued employment of each sub-advisor, review each fund’s investment performance, and monitor each sub-advisor’s adherence to each applicable fund’s investment objectives, policies, and restrictions. In addition, we conduct ongoing reviews of the compliance programs of sub-advisors and make on-site visits to sub-advisors, as feasible.

Product Information
FUND KEY
Name	Symbol	Name	Symbol
Hennessy Cornerstone Growth Fund	HFCGX	Hennessy BP Energy Transition Fund	HNRGX
Hennessy Focus Fund	HFCSX	Hennessy BP Midstream Fund	HMSFX
Hennessy Cornerstone Mid Cap 30 Fund	HFMDX	Hennessy Gas Utility Fund	GASFX
Hennessy Cornerstone Large Growth Fund	HFLGX	Hennessy Japan Fund	HJPNX
Hennessy Cornerstone Value Fund	HFCVX	Hennessy Japan Small Cap Fund	HJPSX
Hennessy Total Return Fund	HDOGX	Hennessy Small Cap Financial Fund	HSFNX
Hennessy Equity and Income Fund	HEIFX	Hennessy Large Cap Financial Fund	HLFNX
Hennessy Balance Fund	HBFBX	Hennessy Technology Fund	HTECX
Fund Contribution to AUM

Hennessy Funds
Fund Returns* for the Period Ending August 31, 2021
Fund	One- Month	Year-to- Date
Hennessy Cornerstone Growth Fund	2.39%	21.92%
Hennessy Focus Fund	2.27%	26.77%
Hennessy Cornerstone Mid Cap 30 Fund	-0.05%	27.17%
Hennessy Cornerstone Large Growth Fund	1.77%	29.34%
Hennessy Cornerstone Value Fund	1.16%	21.15%
Hennessy Total Return Fund	0.81%	10.39%
Hennessy Equity and Income Fund	1.05%	12.20%
Hennessy Balanced Fund	0.64%	7.44%
Hennessy BP Energy Transition Fund	-1.97%	31.19%
Hennessy BP Midstream Fund	-1.81%	30.95%
Hennessy Gas Utility Fund	1.04%	13.26%
Hennessy Japan Fund	4.70%	-1.04%
Hennessy Japan Small Cap Fund	-0.66%	-0.39%
Hennessy Large Cap Financial Fund	4.09%	23.21%
Hennessy Small Cap Financial Fund	6.27%	34.26%
Hennessy Technology Fund	1.62%	16.86%

*
Returns listed are of Investor Class shares

Investment Strategies of the Hennessy Funds
We manage 16 mutual funds, each of which is categorized as a Domestic Equity, Multi Asset, or Sector and Specialty product. Shares of the funds generally are available for purchase only by U.S. residents and, in certain circumstances, U.S. citizens living abroad.
The Hennessy Funds Family
Domestic Equity	Multi-Asset	Sector and Specialty
Hennessy Cornerstone Growth Fund	Hennessy Total Return Fund	Hennessy BP Energy Transition Fund
Hennessy Focus Fund	Hennessy Equity and Income Fund	Hennessy BP Midstream Fund
Hennessy Cornerstone Mid Cap 30 Fund	Hennessy Balanced Fund	Hennessy Gas Utility Fund
Hennessy Cornerstone Large Growth Fund		Hennessy Japan Fund
Hennessy Cornerstone Value Fund		Hennessy Japan Small Cap Fund
Hennessy Large Cap Financial Fund
Hennessy Small Cap Financial Fund
Hennessy Technology Fund
Domestic Equity Funds
Five of the Hennessy Funds are categorized as Domestic Equity products. Of those five funds, four utilize a quantitative investment strategy and one is actively managed, and they all employ consistent and disciplined approaches to investing. Following is a brief description of the investment objectives and principal investment strategies of the Hennessy Funds in the Domestic Equity product category:
•
Hennessy Cornerstone Growth Fund (Investor Class symbol HFCGX; Institutional Class symbol HICGX). The Hennessy Cornerstone Growth Fund seeks long-term growth of capital by investing in growth-oriented common stocks using a quantitative formula. From the investable common stocks of public companies in the S&P Capital IQ Database with market capitalizations exceeding $175 million, this fund invests in the 50 common stocks with the highest one-year price appreciation that also have price-to-sales ratios below 1.5, higher annual earnings than in the previous year, and positive stock price appreciation over the prior three-month and six-month periods.
•
Hennessy Focus Fund (Investor Class symbol HFCSX; Institutional Class symbol HFCIX). The Hennessy Focus Fund seeks capital appreciation by maintaining a highly concentrated portfolio of approximately 20 companies whose valuations in the market are modest, that earn higher than average economic returns, that are well managed, and that have ample opportunity to reinvest excess profits at above average rates. This fund’s holdings are conviction-weighted, with 60-80% of its assets typically concentrated in what the portfolio managers believe to be the fund’s top 10 investments.

•
Hennessy Cornerstone Mid Cap 30 Fund (Investor Class symbol HFMDX; Institutional Class symbol HIMDX). The Hennessy Cornerstone Mid Cap 30 Fund seeks long-term growth of capital by investing in mid cap growth oriented common stocks using a quantitative formula. From the investable common stocks of public companies in the S&P Capital IQ Database with market capitalizations between $1 billion and $10 billion, this fund invests in the 30 common stocks with the highest one-year price appreciation that also have price-to-sales ratios below 1.5, higher annual earnings than in the previous year, and positive stock price appreciation over the prior three-month and six-month periods.

•
Hennessy Cornerstone Large Growth Fund (Investor Class symbol HFLGX; Institutional Class symbol HILGX). The Hennessy Cornerstone Large Growth Fund seeks long-term growth of capital by investing in growth-oriented common stocks of larger companies using a quantitative formula. From the investable common stocks of public companies in the S&P Capital IQ Database, this fund invests in the 50 stocks that meet the following criteria, in the specified order: (1) above-average market capitalization; (2) a price to cash flow ratio less than the median of the remaining securities; (3) positive total capital; and (4) the highest one-year return on total capital.

•
Hennessy Cornerstone Value Fund (Investor Class symbol HFCVX; Institutional Class symbol HICVX). The Hennessy Cornerstone Value Fund seeks total return, consisting of capital appreciation and current income, by investing in larger, dividend-paying common stocks using a quantitative formula. From the investable common stocks of public companies in the S&P Capital IQ Database, this fund invests in the 50 stocks with the highest dividend yield that also have above average market capitalizations, above average number of shares outstanding, 12 month sales that are 50% greater than the average, and above average cash flows.

Multi-Asset Funds
Three of the Hennessy Funds are categorized as Multi-Asset products. Of those three funds, two utilize a quantitative investment strategy and one is actively managed. These funds follow a more conservative investment strategy focused on generating income and providing an alternative to mutual funds containing only equity stocks. Following is a brief description of the investment objectives and principal investment strategies of the Hennessy Funds in the Multi Asset product category:
•
Hennessy Total Return Fund (Investor Class symbol HDOGX). The Hennessy Total Return Fund seeks total return, consisting of capital appreciation and current income, by investing approximately 50% of its assets in the 10 highest dividend yielding common stocks of the Dow Jones Industrial Average (known as the “Dogs of the Dow”) in roughly equal dollar amounts and the remaining 50% of its assets in U.S. Treasury securities with a maturity of less than one year. This fund then utilizes a leverage strategy that allows the fund’s performance to approximate an asset allocation of approximately 75% Dogs of the Dow stocks and 25% U.S. Treasury securities.

•
Hennessy Equity and Income Fund (Investor Class symbol HEIFX; Institutional Class symbol HEIIX). The Hennessy Equity and Income Fund seeks income and long-term capital growth with reduced volatility of returns by investing approximately 60% of its assets in common stock, preferred stock, and convertible securities and approximately 40% of its assets in high quality corporate, agency, and government bonds.

•
Hennessy Balanced Fund (Investor Class symbol HBFBX). The Hennessy Balanced Fund seeks a combination of capital appreciation and current income by investing approximately 50% of its assets in roughly equal dollar amounts in the Dogs of the Dow stocks but limits exposure to market risk and volatility by investing approximately 50% of its assets in U.S. Treasury securities with a maturity of less than one year.
Sector and Specialty Funds
Eight of the Hennessy Funds are categorized as Sector and Specialty products. Of those eight funds, one is designed as an index fund and the other seven are actively managed, and each focuses on a niche sector of the stock market. Following is a brief description of the investment objectives and principal investment strategies of the Hennessy Funds in the Sector and Specialty product category:
•
Hennessy BP Energy Transition Fund (Investor Class symbol HNRGX; Institutional Class symbol HNRIX). The Hennessy BP Energy Transition Fund seeks total return by investing in companies operating in the United States in a capacity related to the supply, transportation, production, transmission, or demand of energy, also known as the energy value chain. The portfolio managers use a proprietary research and investment process that involves fundamental and quantitative analysis of various macroeconomic and commodity price and other factors to select this fund’s investments and determine the weighting of each investment.

•
Hennessy BP Midstream Fund (Investor Class symbol HMSFX; Institutional Class symbol HMSIX). The Hennessy BP Midstream Fund seeks capital appreciation through distribution growth and current income by investing in midstream energy infrastructure companies, including master limited partnerships, that own and operate assets used in the transporting, storing, gathering, processing, distributing, or marketing of natural gas, natural gas liquids, crude oil, refined products, coal, or electricity or that provide energy-related equipment and services. The portfolio managers combine a top-down deductive reasoning approach with a detailed bottom-up analysis of individual companies.

•
Hennessy Gas Utility Fund (Investor Class symbol GASFX; Institutional Class symbol HGASX). The Hennessy Gas Utility Fund seeks income and capital appreciation by investing in companies that are members of the American Gas Association (“AGA”) in approximately the same percentage as the percentage weighting of such company in the AGA Stock Index. The AGA Stock Index is a capitalization weighted index that consists of publicly traded member companies of the AGA whose securities are traded on a U.S. stock exchange. The index is adjusted monthly for the percentage of natural gas assets on each company’s balance sheet.

•
Hennessy Japan Fund (Investor Class symbol HJPNX; Institutional Class symbol HJPIX). The Hennessy Japan Fund seeks long-term capital appreciation by investing in equity securities of Japanese companies. Using in-depth analysis and on site research, the portfolio managers focus on stocks with a potential “value gap” by screening for companies that they believe have strong businesses and management and are trading at attractive prices. The portfolio managers limit the portfolio to what they consider to be their best ideas and maintain a concentrated number of holdings.

•
Hennessy Japan Small Cap Fund (Investor Class symbol HJPSX; Institutional Class symbol HJSIX). The Hennessy Japan Small Cap Fund seeks long-term capital appreciation by investing in equity securities of smaller Japanese companies, typically considered to be companies with market capitalizations in the bottom 20% of all publicly traded Japanese companies. Using in depth analysis and on site research, the portfolio managers focus on stocks with a potential “value gap” by screening for small-cap companies that the portfolio managers believe have strong businesses and management and are trading at attractive prices. The portfolio managers limit the portfolio to what they consider to be their best ideas and is unconstrained by its benchmarks.

•
Hennessy Large Cap Financial Fund (Investor Class symbol HLFNX; Institutional Class symbol HILFX). The Hennessy Large Cap Financial Fund seeks capital appreciation by investing in securities of large cap companies principally engaged in the business of providing financial services, including information technology companies that are primarily engaged in providing products or services to financial services companies.

•
Hennessy Small Cap Financial Fund (Investor Class symbol HSFNX; Institutional Class symbol HISFX). The Hennessy Small Cap Financial Fund seeks capital appreciation by investing in securities of smallcap companies principally engaged in the business of providing financial services.

•
Hennessy Technology Fund (Investor Class symbol HTECX; Institutional Class symbol HTCIX). The Hennessy Technology Fund seeks long-term capital appreciation by investing in securities of companies principally engaged in the research, design, development, manufacturing, or distributing of products or services in the technology industry. From the investable common stocks of public companies in the S&P Capital IQ Database with market capitalizations exceeding $175 million, this fund invests in approximately 60 stocks (weighted equally by dollar amount) that the portfolio managers believe demonstrate sector leading cash flows and profits, a history of delivering returns in excess of cost of capital, attractive relative valuations, ability to generate cash, attractive balance sheet risk profiles, and prospects for sustainable profitability.

Our Corporate Information
Our principal corporate offices are located at 7250 Redwood Boulevard, Suite 200, Novato, California 94945, and our telephone number is (415) 899-1555. We maintain a website at www.hennessyadvisors.com. Information on our website is not incorporated into or a part of this prospectus.

SELECTED CONSOLIDATED FINANCIAL DATA
The following selected financial data for the years ended September 30, 2020, 2019, and 2018 is derived from our consolidated financial statements, which have been audited by Marcum LLP, our independent registered public accounting firm. The selected consolidated financial data for the nine months ended June 30, 2021 and 2020 is derived from our unaudited financial data. Interim results for the nine months ended June 30, 2021, are not necessarily indicative of the results that may be expected for the year ending September 30, 2021. The data should be read in conjunction with our consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as other disclosures included or incorporated by reference in this prospectus.
	Nine months ended June 30, 2021	Nine months ended June 30, 2020	For the year ended September 30, 2020	For the year ended September 30, 2019
	(in thousands)
Statement of Operations Data
Revenue:
Investment advisory fees	$22,458	$24,016	$30,831	$39,357
Shareholder service fees	1,792	2,002	2,558	3,358
Other
Total revenue	24,250	26,018	33,389	42,715
Operating expenses	16,242	17,011	22,070	26,694
Operating income	8,008	9,007	11,319	16,021
Interest expense	–	447	447	1,084
Income before income tax expense	8,010	8,649	10,691	15,275
Income tax expense	2,107	2,276	3,120	4,244
Net income	5,903	6,373	7,841	11,031
	June 30		September 30
	2021	2020	2020	2019
	(in thousands)
Balance Sheet Data
Total assets	$99,803	$93,310	$94,786	$110,208
Short-term obligations	4,482	4,469	5,092	11,363
Long-term debt	–	–	–	13,048
Total liabilities	17,617	15,745	16,608	34,680
Total shareholders’ equity	82,186	77,565	78,178	75,528
Other
Average Assets Under Management	$4,151,415	$3,448,809	$4,098,404	$5,184,742

The OFFERING
This section outlines the specific legal and financial terms of the Notes. You should read this section together with the more general description of the Notes under the heading “Description of the Notes” before investing in the Notes. Capitalized terms used in this prospectus and not otherwise defined shall have the meanings ascribed to them in the indenture governing the Notes.
Issuer
Hennessy Advisors, Inc.
Title of the Securities
       % Notes due 2026
Initial Aggregate Principal Amount Offered
$35,000,000
Over-Allotment Option
The underwriters may also purchase from us up to an additional $5,250,000 aggregate principal amount of Notes within 30 days of the date of this prospectus solely to cover over allotments, if any.
Principal Payable at Maturity
100% of the aggregate principal amount; the principal amount of each Note will be payable on its stated maturity date at the office of the Trustee for the Notes or at such other office in New York, New York as we may designate.
Type of Note
Fixed-rate note
Listing
We intend to list the Notes on Nasdaq within 30 days of the original issue date under the symbol “HNNAZ.”
Interest Rate
         % per year
Day Count Basis
360-day year of twelve 30-day months
Original Issue Date
         , 2021
Stated Maturity Date
December 31, 2026
Date Interest Starts Accruing
           , 2021
Interest Payment Dates
Each March 31, June 30, September 30 and December 31, beginning December 31, 2021. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.
Interest Periods
The initial interest period will be the period from and including, October   , 2021, to, but excluding, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.
Regular Record Dates for Interest
Each March 15, June 15, September 15 and December 15, beginning December 15, 2021.
Specified Currency
United States Dollars
Place of Payment
New York, New York and/or such other places that may be specified in the indenture or a notice to holders.
Ranking of Notes
The Notes will be our direct unsecured obligations and will rank:
•
pari passu, or equal, with any future outstanding unsecured unsubordinated indebtedness;

•
senior to any of our future indebtedness that expressly provides it is subordinated to the Notes;

•
effectively subordinated to any future secured indebtedness; and

•
structurally subordinated to any future indebtedness and other obligations of any of our future subsidiaries.

Effective subordination means that in any liquidation, dissolution, bankruptcy, or other similar proceeding, the holders of any of our existing or future secured indebtedness may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors.
The indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.
Denominations
We will issue the Notes in denominations of $25 and integral multiples of $25 in excess thereof.
Business Day
Each Monday, Tuesday, Wednesday, Thursday, and Friday that is not a day on which banking institutions in New York City are authorized or required by law or executive order to close.
Optional Redemption
The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after December 31, 2023 upon not less than 30 days’ nor more than 60 days’ written notice by mail prior to the date fixed for redemption thereof, at a redemption price equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to, but excluding, the date fixed for redemption.
You may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes.
If we redeem only some of the Notes, the Trustee or, with respect to global securities, The Depositary Trust Company (“DTC”) will determine the method for selection of the particular Notes to be redeemed, in accordance with the indenture governing the Notes, and in accordance with the rules of any national securities exchange or quotation system on which the Notes are listed, in such case, to the extent applicable. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.
Sinking Fund
The Notes will not be subject to any sinking fund.
A sinking fund is a fund established by us by periodically setting aside money for the gradual repayment of a debt. No amounts will be set aside for the express purpose of repayment of principal and any unpaid interest on the Notes, and repayment of the Notes will depend upon our financial condition as of the maturity date of the Notes.
Repayment at Option of Holders
Holders will not have the option to have the Notes repaid prior to the stated maturity date.
Defeasance
If there is a change in U.S. tax law or we obtain a U.S. Internal Revenue Service, or IRS, ruling described herein, the Notes will be subject to “defeasance” by us.
“Defeasance” means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on the Notes when due and satisfying any additional conditions required under the indenture relating to the Notes, we will be deemed to have been discharged from our obligations under the indenture relating to the Notes. We are under no obligation to exercise any rights of defeasance.
Covenant Defeasance
The Notes are subject to covenant defeasance by us.
In the event of a “covenant defeasance,” upon depositing such funds and satisfying conditions similar to those for defeasance, we would be released from certain covenants under the indenture relating to the Notes. The consequences to the holders of the Notes would be that, while they would no longer benefit from certain covenants under the indenture, and while the Notes could not be accelerated for any reason, the holders of Notes nonetheless would be guaranteed to receive the principal and interest owed to them. We are under no obligation to exercise any rights of covenant defeasance.
Form of Notes
The Notes will be represented by global securities that will be deposited and registered in the name of DTC or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC. See “Description of the Notes-Book-Entry Procedures.”
Trustee
U.S. Bank National Association
Paying Agent and Security Registrar
U.S. Bank National Association
Certain Covenants
In addition to standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or the Notes may be surrendered for payment and related matters, the following covenants shall apply to the Notes:
•
If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the Trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with accounting principles generally accepted in the United States.
•
We agree to not permit the Net Consolidated Debt to Equity Ratio, measured as of the last day of each fiscal quarter, to be greater than 2 to 1. “Net Consolidated Debt to Equity Ratio” means the ratio of Net Consolidated Debt to our total shareholders’ equity as shown on our most recent consolidated balance sheet. “Net Consolidated Debt” means, as of any determination date, without duplication, an amount equal to (a) the aggregate principal amount of outstanding indebtedness for borrowed money of us and our subsidiaries, plus (b) Capital Lease Obligations we and/or our subsidiaries may have outstanding as of such date, minus (c) the aggregate amount of cash and cash equivalents included on our most recent consolidated balance sheet; provided that the cash proceeds of any proposed incurrence of indebtedness shall not be included in this clause (c) for purposes of calculating Net Consolidated Debt; provided further that “Net Consolidated Debt” shall not include (1) any indebtedness that has been defeased, discharged and/or redeemed, provided that funds in an amount equal to all such indebtedness (including interest and any other amounts required to be paid to the holders thereof in order to give effect to such defeasance, discharge or redemption) have been irrevocably deposited with a trustee or agent for the benefit of the relevant holders of such indebtedness, (2) interest, fees, make-whole amounts, premium, charges or expenses, if any, relating to the principal amount of Net Consolidated Debt, and (3) any indebtedness owing to us by any subsidiary or any indebtedness owing to any subsidiary by us or another subsidiary. “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that obligations of us or any subsidiaries we may acquire or establish in the future, or of a special purpose or other entity not consolidated with us and any subsidiaries we may acquire or establish in the future that (x) initially were not included on our consolidated balance sheet as capital lease obligations and were subsequently characterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with us and our subsidiaries were required to be characterized as capital lease obligations upon such consolidation, in either case, due to a change in accounting treatment or otherwise, or (y) did not exist on the issue date and were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations on the issue date had they existed at that time, shall for all purposes not be treated as Capital Lease Obligations; provided further, notwithstanding the foregoing, “Capital Lease Obligations” shall not include obligations relating to a lease that was (or would be) classified and accounted for by us and our subsidiaries as an operating lease under GAAP as in effect prior to the effectiveness of Accounting Standards Codification 842.
Events of Default
The term “Event of Default” in respect of the Notes means any of the following:
•
We do not pay the principal of any Note when due and payable at maturity;

•
We do not pay interest on any Note when due and payable, and such default is not cured within 30 days of its due date;

•
We remain in breach of any other covenant in respect of the Notes for 60 days after we receive a written notice of default stating we are in breach (the notice must be sent by either the Trustee or holders of at least 25% of the principal amount of the outstanding Notes (with a copy to the Trustee));

•
We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 90 days.

Use of Proceeds
We expect to use the net proceeds of this offering for general corporate purposes (which may include future acquisitions and/or repurchase of shares of our outstanding common stock pursuant to a self-tender offer). We are continuously reviewing possible acquisitions, however, as of the date of this prospectus, we have no current plan or agreements in place with respect to any future acquisitions.
Further Issuances
We have the ability to issue additional debt securities under the indenture with terms different from the Notes and, without consent of the holders thereof, to reopen the Notes and issue additional Notes. If we issue additional debt securities, these additional debt securities could have a lien or other security interest that results in such debt securities being effectively senior to the Notes.
Global Clearance and Settlement Procedures
Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes therefore will be required by DTC to be settled in immediately available funds. None of the Company, the Trustee, or the Paying Agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Risk Factors
An investment in the Notes involves significant risks, including the risks described below and discussed under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended September 30, 2020, which are incorporated by reference in this prospectus in their entirety. Before you invest in the Notes, you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included or incorporation by reference in this prospectus, before you decide whether to make an investment in the Notes. These are not the only risks we face. The risks described below, as well as additional risks and uncertainties presently unknown by us or currently not deemed significant, could negatively affect our business, financial condition, and results of operations, the value of the Notes, and our ability to perform our obligations under the Notes. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition, results of operations, and cash flows could be materially and adversely affected. In such case, the trading price of our securities could decline, and you may lose all or part of your investment.
Risk Factors Related to the Notes and the Offering
The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur in the future.
The Notes will not be secured by any of our assets. As a result, the Notes are effectively subordinated to any secured indebtedness we may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy, or other similar proceeding, the holders of any of our existing or future secured indebtedness may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes.
The Notes will be structurally subordinated to the indebtedness and other liabilities of any future subsidiary of ours.
The Notes are obligations exclusively of Hennessy Advisors, Inc. Currently, we do not have any subsidiaries. The Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. If we acquire or create any subsidiaries in the future, except to the extent we are a creditor with recognized claims against such subsidiaries, all claims of creditors of such subsidiaries will have priority over our equity interests in such subsidiaries (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be structurally subordinated to all indebtedness and other liabilities of any subsidiaries that we may in the future acquire or establish.
The indenture under which the Notes will be issued contains limited protection for holders of the Notes.
The indenture under which the Notes will be issued offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances, or events that could have an adverse impact on your investment in the Notes. The indenture and the Notes will not place any restrictions on our ability to:
•
issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes and (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the values of the assets securing such debt, in each case, other than an incurrence of indebtedness or other obligation that would cause our Debt to Equity Ratio to be less than 2 to 1;

•
sell assets (other than certain limited restrictions on our ability to consolidate, merge, or sell all or substantially all of our assets);

•
enter into transactions with affiliates; or

•
create liens or enter into sale and leaseback transactions.

In addition, the indenture will not require us to offer to purchase the Notes in connection with a change of control or any other event.
Furthermore, the terms of the indenture and the Notes do not protect holders of the Notes if we experience changes (including significant adverse changes) in our financial condition, results of operations, or credit ratings, as they do not require that we adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity other than as described under “Description of the Notes — Events of Default.” Any such changes could affect the terms of the Notes.
Our ability to recapitalize, incur additional debt, and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.
Other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The indenture under which the Notes will be issued does not contain cross-default provisions. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.
An active trading market for the Notes may not develop, which could limit the market price of the Notes or your ability to sell them.
The Notes are a new issue of debt securities for which there currently is no trading market. We intend to list the Notes on Nasdaq within 30 days of the original issue date under the symbol “                 .” We cannot assure you that the Notes will be listed or that an active trading market will develop for the Notes or that you will be able to sell your Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, general economic conditions, our financial condition, performance, and prospects, and other factors. Certain of the underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time, or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.
A downgrade, suspension, or withdrawal of the credit rating assigned by a rating agency to us or our securities, if any, could cause the liquidity or market value of the Notes to decline significantly.
Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the Notes. Credit ratings are not a recommendation to buy, sell, or hold any security, and they may be revised or withdrawn at any time by the issuing organization in its sole discretion. Neither we nor any underwriter undertakes any obligation to maintain our credit ratings or to advise holders of Notes of any changes in our credit ratings. Private rating agencies may rate the Notes. An explanation of the significance of ratings may be obtained from any such rating agency. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies, and assumptions, as they deem appropriate. Neither we nor any underwriter undertakes any obligation to maintain our credit ratings or to advise holders of Notes of any changes in our credit ratings. There can be no assurance that our credit ratings will remain the same for any given period of time or that such credit ratings will not be lowered or withdrawn entirely by the rating agency if in their judgment future circumstances relating to the basis of the credit ratings, such as adverse changes in our company, so warrant.
The optional redemption provision may materially adversely affect your return on the Notes.
The Notes are redeemable in whole or in part upon certain conditions at any time or from time to time at our option on or after December 31, 2023. We may choose to redeem the Notes at times when prevailing interest rates are lower than the interest rate paid on the Notes. In this circumstance, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the Notes being redeemed.
Our redemption right also may adversely impact your ability to sell the Notes as the optional redemption date or period approaches.
An increase in market interest rates could result in a decrease in the market value of the Notes.
The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Notes. In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest decline in value. Consequently, if you purchase Notes bearing interest at fixed rates and market interest rates increase, the market values of those Notes may decline. We cannot predict the future level of market interest rates.

Cautionary Note Regarding Forward-Looking Statements
This prospectus and the documents incorporated by reference into it contain “forward-looking statements” within the meaning of the securities laws, for which we claim the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as “expect,” “anticipate,” “intend,” “may,” “plan,” “will,” “should,” “could,” “would,” “assume,” “believe,” “estimate,” “predict,” “potential,” “project,” “continue,” “seek,” and similar expressions, as well as statements in the future tense. We have based these forward looking statements on our current expectations and projections about future events, based on information currently available to us. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at which, or means by which, such performance or results will be achieved.
Forward-looking statements are subject to risks, uncertainties, and assumptions, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in or suggested by the forward looking statements. Management does not assume responsibility for the accuracy or completeness of these forward looking statements. There is no regulation requiring an update of any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.
Our business activities are affected by many factors, including, without limitation, redemptions by Hennessy Fund shareholders, taxes, general economic and business conditions, including those related to the COVID-19 pandemic, movement of interest rates, competitive conditions, industry regulation, and fluctuations in the stock market, many of which are beyond the control of our management. Further, the business and regulatory environments in which we operate remain complex, uncertain, and subject to change. We expect that regulatory requirements and developments will cause us to incur additional administrative and compliance costs. Notwithstanding the variability in our economic and regulatory environments, we remain focused on the investment performance of the Hennessy Funds and on providing high quality customer service to investors.
Our business strategy centers on (i) the identification, completion, and integration of future acquisitions and (ii) organic growth, through both the retention of the mutual fund assets we currently manage and the generation of inflows into the mutual funds we manage. The success of our business strategy may be influenced by the factors discussed in the section titled “Risk Factors” in this prospectus. All statements regarding our business strategy, as well as statements regarding market trends and risks and assumptions about changes in the marketplace, are forward looking by their nature.

Use of Proceeds
The net proceeds of the offering are estimated to be approximately $      (or approximately $      if the underwriters exercise their over-allotment option in full) after deducting the underwriting discount and commissions and estimated offering expenses of approximately $      payable by us.
We expect to use the net proceeds of this offering for general corporate purposes (which may include future acquisitions and/or repurchase of shares of our outstanding common stock pursuant to a self-tender offer). We are continuously reviewing possible acquisitions, however, as of the date of this prospectus, we have no current plan or agreements in place with respect to any future acquisitions. If we were to conduct a self-tender offer, we expect that certain of our directors and officers would participate.

CAPITALIZATION
The following table sets forth our capitalization as of June 30, 2021:
•
On an actual basis; and

•
On an as adjusted basis to give effect to the $      million aggregate principal amount of the Notes at a public offering price of $25.00 per Note, after deducting underwriting discounts and commissions of approximately $      million and estimated offering expenses of $      million payable by us.

This table should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto incorporated by reference in this prospectus.
Dollar amounts in thousands (except per share amounts)	Actual as of June 30, 2021	As Adjusted(1)
	(Unaudited)
Cash and cash equivalents	$14,038	$

Notes offered hereby	–
Common stock, no par value, 22,500,000 shares authorized; 7,366,649 shares issued and outstanding as of June 30, 2021	19,846
Retained earnings	62,340
Total stockholders’ equity	82,186
Total capitalization	$82,186	$

(1)
Excludes up to $     million in aggregate principal amount of Notes issuable by us upon exercise of the underwriters’ over-allotment option.

DESCRIPTION OF THE NOTES
The Notes will be issued under a base indenture and a first supplemental indenture thereto, each to be dated October  , 2021, between us and U.S. Bank National Association, as trustee. We refer to the indenture and the first supplemental indenture collectively as the “indenture” and to U.S. Bank National Association as the “trustee.” The Notes are governed by the indenture, as required by federal law for all bonds and notes of companies that are publicly offered. An indenture is a contract between us and the financial institution acting as trustee on your behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “– Events of Default – Remedies if an Event of Default Occurs” below. Second, the trustee performs certain administrative duties for us with respect to the Notes.
This section includes a summary description of the material terms of the Notes and the indenture. Because this section is a summary, it does not describe every aspect of the Notes and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the Notes. The indenture has been attached as an exhibit to the registration statement of which this prospectus is a part and filed with the SEC. See “Where You Can Find More Information” in this prospectus for information on how to obtain a copy of the indenture.
General
The Notes will mature on December 31, 2026. The principal payable at maturity will be 100% of the aggregate principal amount. The interest rate of the Notes is    % per year and will be paid every March 31, June 30, September 30 and December 31, beginning December 31, 2021, and the regular record dates for interest payments will be every March 15, June 15, September 15 and December 15 beginning December 15, 2021. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment. The initial interest period will be the period from and including                 , 2021, to, but excluding, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.
We will issue the Notes in denominations of $25 and integral multiples of $25 in excess thereof. The Notes will not be subject to any sinking fund and holders of the Notes will not have the option to have the Notes repaid prior to the stated maturity date.
The indenture does not limit the amount of debt (including secured debt) that may be issued by us or our subsidiaries under the indenture or otherwise, but does contain a covenant regarding our maintenance of a certain net consolidated debt to equity ratio. See “– Covenants” below. Other than restrictions described under “– Merger or Consolidation” below, the indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or if our credit rating declines as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect your investment in the Notes.
We may, without the consent of the holders of the Notes, issue additional notes under the indenture with the same terms (except for the issue date, public offering price, and, if applicable, the initial interest payment date) and with the same CUSIP numbers as the Notes offered hereby in an unlimited aggregate principal amount; provided that such additional notes must be treated as part of the same issue as the Notes offered hereby for federal income tax purposes.
Covenants
In addition to standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities can be surrendered for payment and related matters, the following covenants will apply to the Notes:
•
If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with GAAP. “GAAP” means generally accepted accounting principles in effect from time to time in the United States; provided, notwithstanding the foregoing, if any change in such generally accepted accounting principles or in the application thereof after the issue date would affect the computation of any financial ratio or requirement set forth in the Notes or the indenture, then we may deliver notice to the trustee that such change will not apply for any determinations thereafter under the Notes or the indenture.
•
We agree to not permit the Net Consolidated Debt to Equity Ratio, measured as of the last day of each fiscal quarter, to be greater than 2 to 1. “Net Consolidated Debt to Equity Ratio” means the ratio of Net Consolidated Debt to our total shareholders’ equity as shown on our most recent consolidated balance sheet. “Net Consolidated Debt” means, as of any determination date, without duplication, an amount equal to (a) the aggregate principal amount of outstanding indebtedness for borrowed money of us and our subsidiaries, plus (b) Capital Lease Obligations we and/or our subsidiaries may have outstanding as of such date, minus (c) the aggregate amount of cash and cash equivalents included on our most recent consolidated balance sheet; provided that the cash proceeds of any proposed incurrence of indebtedness shall not be included in this clause (c) for purposes of calculating Net Consolidated Debt; provided further that “Net Consolidated Debt” shall not include (1) any indebtedness that has been defeased, discharged and/or redeemed, provided that funds in an amount equal to all such indebtedness (including interest and any other amounts required to be paid to the holders thereof in order to give effect to such defeasance, discharge or redemption) have been irrevocably deposited with a trustee or agent for the benefit of the relevant holders of such indebtedness, (2) interest, fees, make-whole amounts, premium, charges or expenses, if any, relating to the principal amount of Net Consolidated Debt, and (3) any indebtedness owing to us by any subsidiary or any indebtedness owing to any subsidiary by us or another subsidiary. “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that obligations of us or any subsidiaries we may acquire or establish in the future, or of a special purpose or other entity not consolidated with us and any subsidiaries we may acquire or establish in the future that (x) initially were not included on our consolidated balance sheet as capital lease obligations and were subsequently characterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with us and our subsidiaries were required to be characterized as capital lease obligations upon such consolidation, in either case, due to a change in accounting treatment or otherwise, or (y) did not exist on the issue date and were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations on the issue date had they existed at that time, shall for all purposes not be treated as Capital Lease Obligations; provided further, notwithstanding the foregoing, “Capital Lease Obligations” shall not include obligations relating to a lease that was (or would be) classified and accounted for by us and our subsidiaries as an operating lease under GAAP as in effect prior to the effectiveness of Accounting Standards Codification 842.

Optional Redemption
The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after December 31, 2023, upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price of 100% of the outstanding principal amount of the Notes to be redeemed plus accrued and unpaid interest payments otherwise payable thereon for the then-current quarterly interest period accrued to, but excluding, the date fixed for redemption.
You may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are held in certificated form and are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes.
If we redeem only some of the Notes, the trustee or, with respect to global securities, DTC, will determine the method for selection of the particular Notes to be redeemed, in accordance with the indenture and in accordance with the rules of any national securities exchange or quotation system on which the Notes are listed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.
Global Securities
Each Note will be issued in book-entry form and represented by a global security that we deposit with and register in the name of DTC or its nominee. A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all the Notes represented by a global security, and investors will be permitted to own only beneficial interests in a global security. For more information about these arrangements, see “– Book-Entry Procedures” below.
Termination of a Global Security
If a global security is terminated for any reason, interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated Notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders.
Conversion and Exchange
The Notes are not convertible into or exchangeable for other securities.
Payment and Paying Agents
We will pay interest to the person listed in the trustee’s records as the owner of the Notes at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the Note on the interest due date (the “record date”). Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling the Notes must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the Notes to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”
Payments on Global Securities
We will make payments on the Notes so long as they are represented by a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “– Book-Entry Procedures” below.
Payments on Certificated Securities
In the event the Notes become represented by certificated securities, (1) we will pay interest that is due on an interest payment date to the holder of the Notes as shown on the trustee’s records as of the close of business on the regular record date, and (2) we will make all payments of principal and premium, if any, by check at the office of the applicable trustee and/or at other offices that may be specified in the indenture or a notice to holders against surrender of the Note.
Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in the United States, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.
Payment When Offices Are Closed
If any payment is due on the Notes on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date. Such payment will not result in a default under the Notes or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.
Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on the Notes.
Events of Default
You will have rights if an Event of Default occurs in respect of the Notes and the Event of Default is not cured, as described later in this subsection.
The term “Event of Default” in respect of the Notes means any of the following:
•
We do not pay the principal of any Note when due and payable at maturity;

•
We do not pay interest on any Note when due and payable, and such default is not cured within 30 days of its due date;

•
We remain in breach of any other covenant in respect of the Notes for 60 days after we receive a written notice of default stating we are in breach (the notice must be sent by either the trustee or holders of at least 25% of the principal amount of the outstanding Notes (with a copy to the Trustee));

•
We file for bankruptcy or certain other events of bankruptcy, insolvency, or reorganization occur and remain undischarged or unstayed for a period of 90 days.

An Event of Default for the Notes may, but does not necessarily, constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of the Notes of any default, except in the payment of principal or interest, if it in good faith considers the withholding of notice to be in the best interests of the holders.
Remedies if an Event of Default Occurs
If an Event of Default has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of the Notes (with a copy to the Trustee) may declare the entire principal amount of all the Notes to be due and immediately payable, but this does not entitle any holder of Notes to any redemption payout or redemption premium. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the Notes if (1) we have deposited with the trustee all amounts due and owing with respect to the Notes (other than principal or any payment that has become due solely by reason of such acceleration) and certain other amounts, and (2) any other Events of Default have been cured or waived.
Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee indemnity, security or both against costs, expenses, and liability reasonably satisfactory to it (called an “indemnity”). If indemnity reasonably satisfactory to the trustee is provided, the holders of a majority in principal amount of the Notes may direct the time, method, and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy, or Event of Default.
Before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the Notes, the following must occur:

•
You must give the trustee written notice that an Event of Default has occurred and remains uncured;

•
The holders of at least 25% in principal amount of all the Notes must make a written request that the trustee take action because of the default and must offer the trustee indemnity, security, or both reasonably satisfactory to it against the cost and other liabilities of taking that action;

•
The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity and/or security; and

•
The holders of a majority in principal amount of the Notes must not have given the trustee a direction inconsistent with the above notice during that 60-day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your Notes on or after the due date.
Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.
Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the Notes, or else specifying any default.
Waiver of Default
The holders of a majority in principal amount of the Notes may waive any past defaults other than a default:
•
in the payment of principal or interest; or

•
in respect of a covenant that cannot be modified or amended without the consent of each holder of the Notes.

Merger or Consolidation
Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:
•
where we merge out of existence or convey or transfer our assets substantially as an entirety, the resulting entity must agree to be legally responsible for our obligations under the Notes;

•
immediately after giving effect to the transaction, no default or Event of Default shall have occurred and be continuing; and

•
we must deliver certain certificates and documents to the trustee.

An assumption by any person of obligations under the Notes and the indenture might be deemed for federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.
Modification or Waiver
There are three types of changes we can make to the indenture and the Notes issued thereunder.
Changes Requiring Your Approval
First, there are changes that we cannot make to the Notes without approval from each holder directly and adversely affected thereby. The following is a list of those types of changes:
•
change the stated maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on the Notes;

•
reduce any amounts due on the Notes or reduce the rate of interest on the Notes;

•
reduce the amount of principal payable upon acceleration of the maturity of a Note during the continuance of an Event of Default;

•
change the place or currency of payment on a Note;

•
impair your right to sue for payment in respect of a Note;

•
reduce the percentage of holders of Notes whose consent is needed to modify or amend the indenture; and

•
reduce the percentage of holders of Notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults or reduce the percentage of holders of Notes required to satisfy quorum or voting requirements at a meeting of holders of the Notes.

Changes Not Requiring Approval
The second type of change does not require any vote by the holders of the Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the Notes in any material respect.
Changes Requiring Majority Approval
Any other change to the indenture and the Notes would require the following approval:
•
if the change affects only the Notes, it must be approved by the holders of a majority in principal amount of the Notes; and

•
if the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent. The holders of a majority in principal amount of all of the series of debt securities issued under the indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “– Changes Requiring Your Approval.”
Further Details Concerning Voting
When taking a vote, we will use the following rules to decide how much principal to attribute to the Notes:
The Notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption or if we or any affiliate of ours own any Notes. The Notes will also not be eligible to vote if they have been fully defeased as described later under “– Defeasance – Full Defeasance” below.
We will generally be entitled to set any day as a record date for the purpose of determining the holders of the Notes that are entitled to vote or take other action under the indenture. However, the record date may not be earlier than 30 days before the date of the first solicitation of holders to vote on or take such action and not later than the date such solicitation is completed. If we set a record date for a vote or other action to be taken by holders of the Notes, that vote or action may be taken only by persons who are holders of the Notes on the record date and must be taken within eleven months following the record date.
Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the Notes or request a waiver.
Satisfaction and Discharge
The indenture will be discharged and will cease to be of further effect with respect to the Notes when:
•
Either

•
all the Notes that have been authenticated have been delivered to the trustee for cancellation; or

•
all the Notes that have not been delivered to the trustee for cancellation:

•
have become due and payable, or

•
will become due and payable at their stated maturity within one year, or

•
are to be called for redemption within one year,

•
and we, in the case of the first, second and third sub-bullets above, have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of the Notes, in amounts as will be sufficient, to pay and discharge the entire indebtedness (including all principal, premium, if any, and interest) on such Notes not previously delivered to the trustee for cancellation (in the case of Notes that have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be;

•
we have paid or caused to be paid all other sums payable by us under the indenture with respect to the Notes; and

•
we have delivered to the trustee an officers’ certificate and legal opinion, each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture and the Notes have been complied with.

Defeasance
The following provisions will be applicable to the Notes. “Defeasance” means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on the Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the Notes. In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below, we would be released from certain covenants under the indenture relating to the Notes.
Covenant Defeasance
Under the indenture, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the Notes were issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your Notes. In order to achieve covenant defeasance, the following must occur:
•
Since the Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the Notes a combination of cash and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates;

•
We must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the Notes any differently than if we did not make the deposit;

•
We must deliver to the trustee a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with;

•
Defeasance must not result in a breach or violation of, or result in a default under, the indenture or any of our other material agreements or instruments; and

•
No default or Event of Default with respect to the Notes shall have occurred and be continuing and no defaults or Events of Default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

If we accomplish covenant defeasance, you can still look to us for repayment of the Notes if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining

Events of Default occurred (such as our bankruptcy) and the Notes became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.
Full Defeasance
The Notes are subject to full defeasance. Full defeasance means that we can legally release ourselves from all payment and other obligations on the Notes, subject to the satisfaction of certain conditions, including, but not limited to that (a) we have received from, or there has been published by, the Internal Revenue Service, or the IRS, a ruling, or (b) there is a change in U.S. federal income tax law, in either case to the effect that the holders of the Notes and any coupons appertaining thereto will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred (called “full defeasance”), and that we put in place the following other arrangements for you to be repaid:
•
Since the Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, and any other payments on the Notes on their various due dates;

•
We must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the Notes any differently than if we did not make the deposit;

•
We must deliver to the trustee a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with;

•
Defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any of our other material agreements or instruments; and

•
No default or Event of Default with respect to the Notes shall have occurred and be continuing and no defaults or Events of Default related to bankruptcy, insolvency, or reorganization shall occur during the next 90 days.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the Notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.
Form, Exchange and Transfer of Certificated Registered Securities
If registered Notes cease to be issued in book-entry form, they will be issued:
•
only in fully registered certificated form;

•
without interest coupons; and

•
unless we indicate otherwise, in denominations of $25 and amounts that are multiples of $25.

Holders may exchange their certificated securities for Notes of smaller denominations or combined into fewer Notes of larger denominations, as long as the total principal amount is not changed and as long as the denomination is equal to or greater than $25.
Holders may exchange or transfer their certificated securities at the office of the trustee. We have appointed the trustee to act as our agent for registering Notes in the names of holders transferring Notes. We may appoint another entity to perform these functions or perform them ourselves.
Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax (including a withholding tax) or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.
If any certificated securities of a particular series are redeemable and we redeem less than all the Notes, we may block the transfer or exchange of those Notes selected for redemption during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated Notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Note that will be partially redeemed.
If registered Notes are issued in book-entry form, only the depositary will be entitled to transfer and exchange the Notes as described in this subsection, since it will be the sole holder of the Notes.
Resignation of Trustee
The trustee may resign or be removed with respect to the Notes provided that a successor trustee is appointed to act with respect to the Notes. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.
Governing Law
The indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.
Indenture Provisions – Ranking
The Notes will be our direct unsecured obligations and will rank:
•
pari passu with any of our existing and future unsecured, unsubordinated indebtedness;

•
senior to any of our future indebtedness that expressly provides it is subordinated to the Notes;

•
effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness; and

•
structurally subordinated to all existing and future indebtedness and other obligations of any future subsidiaries of ours.

The Trustee under the Indenture
U.S. Bank National Association serves as the trustee, paying agent, and security registrar under the indenture.
Book-Entry Procedures
The Notes will be represented by global securities that will be deposited and registered in the name of DTC or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.
The Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully registered certificate will be issued for each issuance of the Notes, in the aggregate principal amount thereof, and will be deposited with DTC. Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by

DTC to be settled in immediately available funds. None of the Company, the trustee, or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants, or Direct Participants, deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC.
DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, or Indirect Participants. DTC has a Standard & Poor’s Ratings Services’ rating of AA+. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.
Purchases of the Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each security, or the “Beneficial Owner,” is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.
To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Redemption notices shall be sent to DTC. If less than all of the Notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.
Redemption proceeds, distributions, and interest payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, but disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.
DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to us or to the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows information relating to the beneficial ownership, as of August 31, 2021, of (1) each person known to us to be the beneficial owner of more than 5% of our common stock, (2) each director and executive officer, and (3) all directors and executive officers as a group.
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act, and includes voting or investment power with respect to the securities. Ownership information for those persons who beneficially own more than 5% of our common stock is based upon Schedule 13G and Schedule 13D filings filed by such persons with the SEC and other information obtained from such persons, if available. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares.
For the purposes of calculating percent ownership, as of the close of business on August 31, 2021, 7,391,931 shares of common stock were issued and outstanding.
Except as otherwise indicated, the mailing address for all individuals listed in the following table is c/o Hennessy Advisors, Inc., 7250 Redwood Boulevard, Suite 200, Novato, California 94945.
Name	Number of Shares Owned	Percent of Class	Additional Information
Neil J. Hennessy	2,086,758	28.23%	Includes (A) 2,020,946 shares held jointly with his spouse, over which Mr. Hennessy has shared voting and dispositive power, and (B) 25,312 shares held solely by his spouse.
Teresa M. Nilsen	140,477	1.9%	Includes (A) 86,236 shares held jointly
with her spouse, over which Ms. Nilsen
has shared voting and dispositive
power, (B) 17,285 shares held by
Ms. Nilsen and by her spouse as
custodian for their children, over
which Ms. Nilsen has shared voting
and dispositive power, and (C) 1,518
			shares held solely by her spouse.
Daniel B. Steadman	57,121	*	Includes (A) 34,683 shares held jointly with his spouse, over which Mr. Steadman has shared voting and dispositive power, and (B) 750 shares held solely by his child.
Henry Hansel	187,763	2.5%	None.
Brian A. Hennessy	291,126	3.9%	Includes (A) 254,004 shares held jointly with his spouse, over which Mr. Hennessy has shared voting and dispositive power, and (B) 12,655 shares held solely by his spouse.
Daniel G. Libarle	101,058	1.4%	Includes 89,246 shares held jointly with his spouse, over which Mr. Libarle has shared voting and dispositive power.
Rodger Offenbach	124,710	1.7%	Includes (A) 97,626 shares held jointly with his spouse, over which Mr. Offenbach has shared voting and dispositive power, and (B) 6,370 shares held solely by his spouse.

Name	Number of Shares Owned	Percent of Class	Additional Information
Susan W. Pomilia	110,156	1.5%	Includes (A) 33,000 shares held jointly with her spouse, over which Ms. Pomilia has shared voting and dispositive power, and (B) 65,344 shares held solely by her spouse.
Thomas L. Seavey	69,478	*	None.
Kathryn R. Fahy	53,907	*	Includes 16,805 shares held solely by the estate of her late spouse.
Eden Capital Management, LLC(1)	527,394	7.1%	Includes 527,394 shares with shared voting and dispositive power, and 120,000 shares with sole voting and dispositive power.
All directors and executive officers (10 individuals)	3,222,554	43.6%	None.

*
Represents less than one percent of our common stock.

(1)
Based on a Schedule 13G filed by Douglas Eden, Principal, Eden Capital Management, LLC, with the SEC on November 2, 2020. The address of Eden Capital Management, LLC is 13029 Sorrento Way, Bradenton, FL 34211.

Certain Material U.S. Federal Income Tax Considerations
The following is a summary of certain material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of the acquisition, ownership, and disposition of the Notes that we are offering. The following discussion is not exhaustive of all possible tax consequences. This summary is based upon the Code, U.S. Treasury Department (the “U.S. Treasury”) regulations (including proposed and temporary regulations), rulings, current administrative interpretations, and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought, and will not seek any ruling from the IRS regarding any matter discussed herein, and this discussion is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to those discussed below.
This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances (such as the effects of Section 451(b) of the Code) or to holders subject to special tax rules, such as partnerships, subchapter S corporations or other pass-through entities (and holders of interests in such entities), any government (or instrumentality or agency thereof), banks, financial institutions, tax-exempt entities, insurance companies, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies and stockholders of such corporations, pension plans, trusts and estates, dealers in securities or currencies, traders in securities that have elected to use the mark-to-market method of accounting for their securities, persons holding the Notes as part of an integrated investment, including a “straddle,” “hedge,” “constructive sale,” or “conversion transaction,” persons (other than Non-U.S. Holders (as defined below)) whose functional currency for tax purposes is not the U.S. dollar or who have ceased to be U.S. citizens or to be taxed as residents of the United States, and persons subject to the alternative minimum tax provisions of the Code. This summary does not include any discussion of the tax laws of any state, local, or foreign government that may be applicable to a particular holder nor does it discuss any U.S. federal tax consequences other than U.S. federal income tax consequences (such as U.S. federal estate or gift tax consequences). This discussion does not discuss any aspects of U.S. estate or gift tax or non-U.S., state or local tax laws.
This summary is directed solely to U.S. Holders and Non-U.S. Holders (as defined below) that will purchase the Notes offered in this prospectus at their “issue price” (i.e., the first price at which a substantial amount of the Notes is sold for money to investors, other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers), and will hold such Notes as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
As used in this prospectus, the term “U.S. Holder” means a beneficial owner of a Note offered in this prospectus that is for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) a valid election is in place under applicable U.S. Treasury regulations to treat such trust as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Notes offered in this prospectus, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership, and accordingly, this summary does not apply to partnerships or entities treated as partnerships for U.S. federal income tax purposes. A partner of a partnership holding the Notes should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition by the partnership of the Notes.
U.S. Holders
Payment of Interest. Interest on a Note generally will be included in the income of a U.S. Holder as interest income at the time it is accrued or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes and will be ordinary income.
If the stated principal amount of the Notes exceeds their “issue price” (as defined above) by more than a statutorily defined “de minimis” amount, a U.S. Holder (whether a cash method or accrual method taxpayer) will be required to include the excess in gross income as original issue discount (“OID”), as it accrues, in accordance with a constant yield-to-maturity method (unless otherwise accelerated), in advance of receipt of the cash payments to which such OID is attributable, regardless of whether cash representing such income is received in the same taxable year. U.S. Holders should consult their own tax advisors regarding the possible application of the OID rules. It is expected, and the remainder of this discussion assumes, that the Notes will not be treated as issued with OID of more than a de minimis amount for U.S. federal income tax purposes.
Sale, Exchange, or Retirement of the Notes. Upon the sale, exchange, retirement, or other taxable disposition of a Note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, or other taxable disposition (less amounts attributable to accrued but unpaid interest, which will be taxable as interest to the extent not previously included income) and the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will be the amount the U.S. holder paid for the Note less any principal payments received by U.S. holder. Gain or loss realized on the sale, exchange, retirement, or other taxable disposition of a Note will be capital gain or loss and will be long-term capital gain or loss if the Note has been held for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, are currently subject to a reduced tax rate. The deductibility of capital losses is subject to limitations under the Code.
Additional Medicare Tax on Unearned Income. A tax of 3.8% is imposed on certain “net investment income” (or “undistributed net investment income”, in the case of estates and trusts) received by taxpayers with adjusted gross income above certain threshold amounts. “Net investment income” as defined for U.S. federal Medicare contribution purposes generally includes interest payments on, and gain recognized from the sale or other disposition of, the Notes. U.S. Holders should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the Notes.
Non-U.S. Holders
This discussion applies to you if you are a “Non-U.S. Holder.” A “Non-U.S. Holder” is a beneficial owner of a Note that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).
Payments of Interest. Subject to the discussions below concerning backup withholding and sections 1471 through 1474 of the Code and related U.S. Treasury guidance (collectively referred to as “FATCA”), interest payments that a Non-U.S. Holder receives from us or our agent and that are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, or a permanent establishment maintained in the United States if certain tax treaties apply, generally will not be subject to U.S. federal income or withholding tax unless:
•
the Non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of 871(h)(3) of the Code;

•
the Non-U.S. Holder is a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us (directly or indirectly) through actual or constructive stock ownership;

•
the Non-U.S. Holder is a bank extending credit under a loan agreement in the ordinary course of its trade or business; or

•
the Non-U.S. Holder does not satisfy the certification requirements described below.

A Non-U.S. Holder generally will satisfy the certification requirements if it certifies, under penalties of perjury, that it is not a U.S. person (on a properly executed IRS Form W-8BEN or W-8BEN-E or other applicable form), or holds its Notes through certain foreign intermediaries and satisfies the certification requirements of applicable U.S. Treasury regulations.
Interest payments not meeting the requirements set forth above may be subject to withholding tax at the rate of 30% (or lower applicable treaty rate). Interest effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business, however, would not be subject to withholding tax as long as the Non-U.S. Holder provides us or our paying agent with an adequate certification (currently on IRS Form W-8ECI). To claim benefits under an income tax treaty, a Non-U.S. Holder must obtain a taxpayer identification number and provide a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) to us or our paying agent before the payment of interest. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.
Sale, Exchange, or Retirement of the Notes. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, retirement, or other taxable disposition of the Notes (except with respect to accrued and unpaid interest, which would be taxed as described under “− Payment of Interest” above), provided that:
•
the gain is not effectively connected with the conduct of a trade or business within the United States, or a permanent establishment maintained in the United States if certain tax treaties apply;

•
in the case of a Non-U.S. Holder that is an individual, the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the sale, exchange, or other disposition of the Notes or is eligible for relief under an applicable income tax treaty; and

•
the Non-U.S. Holder is not subject to tax pursuant to certain provisions of U.S. federal income tax law applicable to certain expatriates.

An individual Non-U.S. Holder who is present in the United States for 183 days or more in the taxable year of sale, exchange, or other disposition of a Note, and if certain other conditions are met, will be subject to U.S. federal income tax at a rate of 30% on the gain realized on the sale, exchange, or other taxable disposition of such Note, which may be offset by U.S. source capital losses.
Income Effectively Connected with a Trade or Business within the United States. If a Non-U.S. Holder of a Note is engaged in the conduct of a trade or business within the United States and if interest on a Note, or gain realized on the sale, exchange, or other taxable disposition of the Note, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest or gain on a net income basis in the same manner as if it were a U.S. Holder. In addition, if any such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the United States, subject to certain adjustments.
Backup Withholding and Information Reporting
Payments of interest on, or the proceeds of the sale or other disposition of, a Note held by a U.S. Holder are generally subject to information reporting unless the U.S. Holder is an exempt recipient (such as a corporation). Such payments, along with principal payments on the Note, may also be subject to U.S. federal backup withholding at the applicable rate if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding.

A Non-U.S. Holder may be required to comply with certain certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding with respect to our payment of principal and interest on, or the proceeds of the sale or other disposition of, a Note. In certain circumstances, the name and address of the beneficial owner and the amount of interest paid on a Note, as well as the amount, if any, of tax withheld, may be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.
Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.
Foreign Account Tax Compliance Act
FATCA imposes U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source interest (including interest paid on the Notes) and (ii) subject to the recently released proposed U.S. Treasury regulations described below, the gross proceeds from the sale or other disposition of an obligation that produces U.S.-source interest (including a disposition of the Notes). This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons.
Accordingly, the entity through which a U.S. Holder or a Non-U.S. Holder holds the Notes will affect the determination of whether such withholding is required. Foreign entities located in jurisdictions that have an intergovernmental agreement with the United States with respect to FATCA may be subject to different rules. We will not pay any additional amounts to U.S. Holders or Non-U.S. Holders in respect of any amounts withheld under FATCA. The U.S. Treasury has released proposed U.S. Treasury regulations which, if finalized in their present form, would eliminate the application of this regime with respect to payments of gross proceeds (but not interest). Pursuant to the preamble to these proposed U.S. Treasury regulations, the issuer and any other applicable withholding agent may (but is not required to) rely on this proposed change to FATCA withholding until final regulations are issued or until such proposed U.S. Treasury regulations are rescinded. U.S. Holders that own their interests in a Note through a foreign entity or intermediary, and Non-U.S. Holders, should consult their tax advisors regarding the applicability of FATCA.
The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. You should consult your own tax advisors with respect to the tax consequences to you of the acquisition, ownership, and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

Underwriting
Subject to the terms and conditions set forth in an underwriting agreement dated October   , 2021 between us and Oppenheimer & Co. Inc., acting as the representative of the underwriters of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of Notes set forth opposite its name below.
Underwriters	Principal Amount of Notes
Oppenheimer & Co. Inc.	$
Janney Montgomery Scott LLC
Total		$35,000,000
Oppenheimer & Co. Inc. is acting as book-running manager of this offering.
The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the Notes if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the Notes, subject to their acceptance of the Notes from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Expenses
The underwriters have advised us that they propose to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at a price less a concession not in excess of $      per Note. The underwriters may allow, and the dealers may reallow, a discount from the concession not in excess of $      per Note to certain broker dealers. After the public offering price, concessions and reallowance to dealers may be reduced by the representative. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.
The following table shows the public offering price, the underwriting discounts and commissions that we are to pay to the underwriters and the proceeds, before expenses, to us in connection with this offering (expressed as a percentage of the principal amount of the Notes). The information assumes either no exercise or full exercise of the underwriters’ over-allotment option.
	Per Note	Without Over- Allotment Option	With Over- Allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions ( % of public offering price)	$	$	$
Proceeds (before expenses)	$	$	$
We estimate expenses payable by us in connection with this offering (including, if applicable, reimbursement of the underwriters’ counsel fees of approximately $      in connection with the review of this offering by the Financial Industry Regulatory Authority, Inc.), other than the underwriting discounts and commissions referred to above, will be approximately $      million, which includes legal, accounting, trustee and printing costs and various other fees associated with the registration and listing.

Determination of Offering Price
Prior to the offering, there has not been a public market for the Notes. Consequently, the public offering price for the Notes will be determined by negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.
We and the underwriters offer no assurances that the public offering price will correspond to the price at which the Notes will trade in the public market subsequent to the offering or that an active trading market for the Notes will develop and continue after the offering.
Listing
We intend to list the Notes on Nasdaq. We expect trading in the Notes on Nasdaq to begin within 30 days after the original issue date under the trading symbol “HNNAZ.”
Certain of the underwriters have advised us that they currently intend to make a market in the Notes. However, the underwriters are not obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.
Over-Allotment Option
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional $5,250,000 aggregate principal amount of the Notes at the public offering price set forth on the cover of this prospectus less underwriting discounts and commissions solely to cover over-allotments, if any. If the underwriters exercise this option, each will be obligated, subject to the specified conditions, to purchase an additional aggregate principal amount of Notes proportionate to that underwriter’s initial principal amount reflected in the table above.
No Sales of Similar Securities
Subject to certain exceptions, we have agreed not to directly or indirectly, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise transfer or dispose of any debt securities issued by the Company or any securities convertible into or exercisable or exchangeable for debt securities issued by the Company for a period of 90 days after the date of this prospectus without first obtaining the written consent of Oppenheimer & Co. Inc. This consent may be given at any time without public notice.
Stabilization
The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in transactions including over-allotment, covering transactions and stabilizing transactions, which may have the effect of stabilizing or maintaining the market price of the Notes at a level above that which might otherwise prevail in the open market. Over-allotment involves syndicate sales of securities in excess of the aggregate principal amount of securities to be purchased by the underwriters in the offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions.
A stabilizing bid is a bid for the purchase of Notes on behalf of the underwriters for the purpose of fixing or maintaining the price of the Notes. A syndicate covering transaction is the bid for or the purchase of Notes on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Notes or preventing or retarding a decline in the market price of our Notes. As a result, the price of our Notes may be higher than the price that might otherwise exist in the open market.

The underwriters may also impose a penalty bid. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.
Neither we, nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.
Electronic Distribution
A prospectus in electronic format may be made available by email or on the web sites or through online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a limited principal amount of the Notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters or selling group members is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters and should not be relied on by investors.
Other Relationships
Certain of the underwriters and their affiliates have provided in the past and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to us, our portfolio companies or our affiliates for which they have received or will be entitled to receive separate fees. In particular, the underwriters or their affiliates may execute transactions with us, on behalf of us, any of our portfolio companies or our affiliates. In addition, the underwriters or their affiliates may act as arrangers, underwriters, or placement agents for companies whose securities are sold to or whose loans are syndicated to us or our affiliates. The underwriters or their affiliates may also trade in our securities or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to us or our affiliates.
After the date of this prospectus, the underwriters and their affiliates may from time to time obtain information regarding us that may not be available to the general public. Any such information is obtained by the underwriters and their affiliates in the ordinary course of their business and not in connection with the offering of the Notes. In addition, after the offering period for the sale of the Notes, the underwriters or their affiliates may develop analyses or opinions related to us and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions, or purchase and sale activities regarding us to our noteholders or any other persons.
In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters and their affiliates that may have a lending relationship with us may routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Alternative Settlement Cycle
We expect that delivery of the Notes will be made against payment therefor on or about October   , 2021, which will be the fifth business day following the trade date for the issuance of the Notes (such settlement being herein referred to as “T+5”). Under Rule 15c61 promulgated under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or the next two succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+5 business days, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement.
Other Jurisdictions
The Notes offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such Notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restriction relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Notes offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Transfer and Distribution Paying Agent and Registrar
Computershare Trust Company, N.A. also acts as our transfer agent, distribution paying agent and registrar.

Legal Matters
Certain legal matters with respect to the Notes offered hereby will be passed upon for us by Foley & Lardner LLP, Milwaukee, WI. Certain legal matters in connection with this offering will be passed upon for the underwriters by Proskauer Rose LLP, Washington, DC.
Experts
Marcum LLP, an independent registered public accounting firm, has audited our financial statements as of and for the fiscal years ended September 30, 2020 and 2019, included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, which are incorporated by reference into this prospectus. Our financial statements are incorporated by reference in reliance on Marcum LLP’s report, given on the authority of such firm as experts in auditing and accounting.

Where You Can Find More Information
We have filed with the SEC a registration statement on Form S-1, together with all amendments and related exhibits, under the Securities Act, with respect to the Notes offered by this prospectus. The registration statement contains additional information about us and shares of our common stock being offered by this prospectus.
We file annual, quarterly, and current reports, proxy statements, and other information about us with the SEC. You may also obtain free copies of our annual and quarterly reports and make stockholder inquiries by contacting us at Hennessy Advisors, Inc., 7250 Redwood Boulevard, Suite 200, Novato, California 94945 or by calling us at (415) 899-1555. We maintain a website at www.hennessyadvisors.com and we make all of our annual, quarterly, and current reports, proxy statements, and other publicly filed information, and all information incorporated by reference herein, available on or through such website free of charge. Information on our website is not incorporated or a part of this prospectus. The SEC also maintains a website at http://www.sec.gov where such information is available without charge.

Incorporation by Reference
We are incorporating by reference into this prospectus information that we have previously filed with the SEC. This means that we can disclose important information to you by referring you to the documents containing that information and that such information will be regarded as an important part of this prospectus.
We incorporate by reference the information contained in the documents listed below (other than information that is deemed not to be filed):
•
Annual Report on Form 10-K for the fiscal year ended September 30, 2020 (filed December 1, 2020);

•
Quarterly Reports on Form 10-Q for the quarters ended December 31, 2020, March 31, 2021 and June 30, 2021 (filed February 11, 2021, May 12, 2021, and August 4, 2021, respectively);

•
Definitive Proxy Statement on Schedule 14A (filed December 15, 2020); and

•
Current Report on Form 8-K filed on February 22, 2021.

All documents filed pursuant to Section 13(a), 13(c) 14 or 15(d) of the Exchange Act, subsequent to the date of this prospectus and prior to the termination of the offering, shall be deemed to be incorporated by reference in this prospectus. Notwithstanding the foregoing, documents or portions thereof containing information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, are not incorporated by reference in this prospectus.
We will also provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any and all of the documents that have been incorporated by reference, upon written or oral request at no charge. You should direct requests for documents by writing or calling us at the following postal address or phone number:
Jennifer Cheskiewicz
General Counsel
Hennessy Advisors, Inc.
7250 Redwood Boulevard, Suite 200
Novato, CA 94945
1 (800) 966-4354
Our Annual Report on Form 10-K and other reports and documents incorporated by reference herein may also be found in the “Investor Information” section of our website at www.hennessyadvisors.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or any registration statement of which it forms a part. The SEC also maintains a website at www.sec.gov where such information is available without charge.

$35,000,000
HENNESSY ADVISORS, INC.
    % Notes due 2026

PROSPECTUS

Oppenheimer & Co. Janney Montgomery Scott
October   , 2021

Part II
INFORMATION Not REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The following table itemizes the expenses, other than underwriting discounts and commissions, incurred by us in connection with the offering of the Notes being registered hereby. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.
Item	Amount
Registration Fee Under the Securities Act of 1933	$4,400
Printing Fees and Expenses	$60,000
Legal Fees and Expenses	$350,000
Accounting Fees and Expenses	$60,000
Trustee Fees and Expenses	$15,000
Ratings Agency Fees and Expenses	$50,000
Miscellaneous Expenses	$20,000
Total	$559,400
Item 14.   Indemnification of Directors and Officers.
The Company has authority under Section 317 of the California Corporations Code to indemnify corporate “agents,” including directors, officers, and employees of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with defending non-derivative actions if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe their conduct was unlawful. The Company is also authorized under Section 317 to indemnify corporate agents against expenses actually and reasonably incurred by such person in connection with defending or settling derivative actions if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Indemnification is obligatory to the extent that an agent of a corporation has been successful on the merits in defense of any such proceeding, but otherwise may be made only upon a determination in each instance either by a majority vote of a quorum of the board of directors, other than directors involved in such proceeding, by independent legal counsel in a written opinion if such a quorum of directors is not obtainable, by the shareholders by an affirmative vote of a majority of the shares in which a quorum is present other than shareholders to be indemnified, or by the court, that indemnification is proper because the agent has met the applicable statutory standards of conduct.
Additionally, under Section 317, the Company may also advance expenses incurred in defending proceedings against corporate agents, upon receipt of an undertaking that the agent will reimburse the corporation if it is ultimately determined that the agent is not entitled to be indemnified.
In accordance with Section 317, the Company’s Amended and Restated Articles of Incorporation eliminate the liability of its directors for monetary damages to the fullest extent permissible under California law. Additionally, the Company’s Fifth Amended and Restated Bylaws provide that Hennessy has the right to purchase and maintain insurance on behalf of any agent of the corporation, whether or not the Company would have the power to indemnify such person against the liability insured against. The Company carries liability insurance for its directors and officers.
Item 15.   Recent Sales of Unregistered Securities.
None.
Item 16.   Exhibits.
(a)
Exhibits

See Exhibit Index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.

(b)
Financial Statement Schedules

All financial statement schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financial statements or related notes thereto included in the prospectus that forms a part of this registration statement.
Item 17.   Undertakings.
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and therefore is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
Exhibit Number	Description
1.1†	Form of Underwriting Agreement
3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Hennessy Advisors, Inc.’s Current Report on Form 8-K (SEC File No. 001-36423) filed March 7, 2017).
3.2	Fifth Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to Hennessy Advisors, Inc.’s Current Report on Form 8-K (SEC File No. 001-36423) filed January 25, 2018).
4.1†	Form of Indenture
4.2†	Form of First Supplemental Indenture
4.3†	Form of Notes (included as Exhibit A to Exhibit 4.2 above)
5.1†	Opinion of Foley & Lardner LLP
10.1	License Agreement, dated as of April 10, 2000, between the registrant and Netfolio, Inc. (incorporated by reference from the Company’s Form SB-2 registration statement (SEC File No. 333-66970) filed August 6, 2001).
10.2	Investment Advisory Agreement, dated as of March 23, 2009, between the registrant and Hennessy Funds Trust (on behalf of the Hennessey Cornerstone Large Growth Fund) (incorporated by reference from the Company’s Form 10-K for the fiscal year ended September 30, 2009 (SEC File No. 000-49872), filed December 4, 2009).
10.3	Investment Advisory Agreement, dated as of October 25, 2012, between the registrant and Hennessy Funds Trust (on behalf of the Hennessy Focus Fund, the Hennessy Equity and Income Fund, the Hennessy Core Bond Fund, the Hennessy Gas Utility Fund, the Hennessy Large Cap Financial Fund, the Hennessy Small Cap Financial Fund, and the Hennessey Technology Fund) (incorporated by reference from the Company’s Form 10-Q for the quarter ended December 31, 2012 (SEC File No. 000-49872), filed January 17, 2013).
10.4	Investment Advisory Agreement, dated as of February 28, 2014, between the registrant and Hennessy Fund Trust (on behalf of the Hennessy Cornerstone Growth Fund, the Hennessy Cornerstone Mid Cap 30 Fund, the Hennessy Cornerstone Value Fund, the Hennessy Total Return Fund, the Hennessy Balanced Fund, the Hennessey Japan Fund, and the Hennessy Japan Small Cap Fund) (incorporated by reference from the Company’s Form 10-Q for the quarter ended June 30, 2014 (SEC File No. 001-36423), filed August 6, 2014).
10.5	Amendment to Investment Advisory Agreement, dated as of March 1, 2016, between the registrant and Hennessey Funds Trust (on behalf of the Hennessy cornerstone Growth Fund, the Hennessy Cornerstone Mid Cap 30 Fund, the Hennessy Cornerstone Value Fund, the Hennessey Total Return Fund, the Hennessey Balanced Fund, the Hennessy Japan Fund, and the Hennessey Japan Small Cap Fund) (incorporated by reference from the Company’s Form 10-K for the fiscal year ended September 30, 2016 (SEC File No. 001-36423), filed December 1, 2016).
10.6	Investment Advisory Agreement, dated as of October 26, 2018, between the registrant and Hennessey Funds Trust (on behalf of the Hennessy BP Energy Transition Fund and the Hennessy BP Midstream Fund) (incorporated by reference from the Company’s Form 10-K for the fiscal year ended September 30, 2018 (SEC File No. 001-36423), filed November 28, 2018).
10.7	Sub-Advisory Agreement, dated as of October 25, 2012, between the registrant an Broad Run Investment Management, LLC (for the Hennessy Focus Fund) (incorporated by reference from the Company’s Form 10-Q for the quarter ended December 31, 2012 (SEC File No. 000-49872), filed January 17, 2013).

Exhibit Number	Description
10.8	Sub-Advisory Agreement, dated as of October 25, 2012, between the registrant and The London Company of Virginia, LLC (for the Hennessy Equity and Income Fund (equity allocation)) (incorporated by reference from the Company’s Form 10-Q for the quarter ended December 31, 2012 (SEC File No. 000-49872), filed January 17, 2013).
10.9	Sub-Advisory Agreement, dated as of October 25, 2012, between the registrant and FCI Advisors (for the Hennessy Equity and Income Fund (fixed income allocation) (incorporated by reference from the Company’s Form 10-Q for the quarter ended December 31, 2012 (SEC File No. 000-49872), filed January 17, 2013).
10.10	Sub-Advisory Agreement, dated as of February 28, 2014, between the registrant and SPARX Asset Management Co., Ltd. (for the Hennessy Japan Fund and the Hennessy Japan Small Cap Fund) (incorporated by reference from the Company’s Form 10-Q for the quarter ended June 30, 2014 (SEC File No. 001-36423), filed August 6, 2014).
10.11	First Amendment to Sub-Advisory Agreement, dated as of February 28, 2018, between the registrant and SPARX Asset Management Co., Ltd. (for the Hennessy Japan Fund and the Hennessy Japan Small Cap Fund) (incorporated by reference from the Company’s Form 10-Q for the quarter ended March 31, 2018 (SEC File No. 001-36423), filed May 2, 2018).
10.12	Sub-Advisory Agreement, dated as of October 26, 2018, between the registrant and BP Capital Fund Advisors, LLC (for the Hennessy BP Energy Transition Fund and the Hennessy BP Midstream Fund) (incorporated by reference from the Company’s Form 10-K for the fiscal year ended September 30, 2018 (SEC File No. 001-36423), filed November 28, 2018).
10.13	Amended and Restated Servicing Agreement, dated as of February 28, 2014, between the registrant and Hennessy Funds Trust (on behalf of the Hennessy Cornerstone Growth Fund, the Hennessy Cornerstone Mid Cap 30 Fund, the Hennessy Cornerstone Large Growth Fund, the Hennessy Cornerstone Value Fund, the Hennessy Large Value Fund, the Hennessy Total Return Fund, the Hennessy Balanced Fund, the Hennessy Japan Fund, and the Hennessy Japan Small Cap Fund) (incorporated by reference from the Company’s Form 10-Q for the quarter ended June 30, 2014 (SEC File No. 001-36423), filed August 6, 2014).
10.14	First Amendment to Amended and Restated Servicing Agreement, dated as of March 1, 2015, between the registrant and Hennessy Funds Trust (on behalf of all Funds) (incorporated by reference from the Company’s Form 10-K for the fiscal year ended September 30, 2015 (SEC File No. 001-36423), filed November 30, 2015).
10.15	Second Amendment to Amended and Restated Servicing Agreement, dated as of October 26, 2018, between the registrant and Hennessy Funds Trust (on behalf of all Funds) (incorporated by reference from the Company’s Form 10-K for the fiscal year ended September 30, 2018 (SEC File No. 001-36423), filed November 28, 2018).
10.16	Hennessy Advisors, Inc. Amended and Restated 2013 Omnibus Incentive Plan (incorporated by reference to Annex A of the Company’s definitive proxy statement on Schedule 14A for the Company’s Special Meeting of Shareholders held on March 26, 2015 (SEC File No. 000-49872), filed February 21, 2014).
10.17*	Form of Restricted Stock Unit Award Agreement for Employees (incorporated by reference from the Company’s Current Report on Form 8-K (SEC File No. 000-49872) filed September 18, 2013).
10.18*	Form of Restricted Stock Unit Award Agreement for Directors (incorporated by reference from the Company’s Current Report on Form 8-K (SEC File No. 000-49872) filed September 18, 2013).
10.19*	Form of Stock Option Award Agreement for Employees (incorporated by reference from the Company’s Current Report on Form 8-K (SEC File No. 000-49872) filed September 18, 2013).
10.20*	Form of Stock Option Award Agreement for Director (incorporated by reference from the Company’s Current Report on Form 8-K (SEC File No. 000-49872) filed September 18, 2013).

Exhibit Number	Description
10.21*	Second Amended and Restated Bonus Agreement, dated as of January 26, 2018, between the registrant and Teresa M. Nilsen (incorporated by reference from the Company’s Current Report on Form 8-K (SEC File No. 001-36423) filed January 25, 2018).
10.22*	Amended and Restated Bonus Agreement, dated as of October 10, 2016, between the registrant and Daniel B. Steadman (incorporated by reference from the Company’s Current Report on Form 8-K (SEC File No. 001-36423) filed October 13, 2016).
10.23*	Employment Agreement, dated as of January 26, 2018, between the registrant and Teresa M. Nilsen (incorporated by reference from the Company’s Current Report on Form 8-K (SEC File No. 001-36423) filed January 25, 2018).
10.24*	Fourth Amended and Restated Employment Agreement, dated as of February 22, 2019, between the registrant and Neil J. Hennessy (incorporated by reference from the Company’s Current Report on Form 8-K (SEC File No. 001-36423) filed February 25, 2019).
23.1†	Consent of Marcum LLP, an independent registered public accounting firm
23.2†	Consent of Foley & Lardner LLP (included in Exhibit 5.1 hereto)
24.1	Powers of Attorney (included in the signature page in Part II of the registration statement)
25.1†	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of Trustee under the Indenture

*
Management contract or compensatory plan or arrangement.

†
Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California, on this 12th day of October, 2021.
HENNESSY ADVISORS, INC.
By: /s/ Teresa M. Nilsen

Teresa M. Nilsen
President and Chief Operating Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
NAME	DATE
* Neil J. Hennessy Chief Executive Officer and Chairman of the Board of Directors	October 12, 2021
* Teresa M. Nilsen President, Chief Operating Officer, and Director (As a duly authorized officer on behalf of the Registrant and Principal Executive Officer)	October 12, 2021
* Kathryn R. Fahy Chief Financial Officer and Senior Vice President (Principal Financial and Accounting Officer)	October 12, 2021
* Daniel B. Steadman Executive Vice President and Director	October 12, 2021
* Henry Hansel Director	October 12, 2021
* Brian A. Hennessy Director	October 12, 2021
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NAME	DATE
* Daniel G. Libarle Director	October 12, 2021
* Rodger Offenbach Director	October 12, 2021
* Susan W. Pomilia Director	October 12, 2021
* Thomas L. Seavey Director	October 12, 2021
*By: /s/ Teresa M. Nilsen Teresa M. Nilsen, Power of Attorney	October 12, 2021

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